Press Release	Source: Petrol Oil and Gas, Inc.

Petrol Oil and Gas Announces Record Second Quarter Results

Tuesday August 16, 1:14 pm ET

Gross Revenue Increases 51.6% Over First Quarter of 2005

Company Achieves Second Consecutive Quarter of Positive Cash Flow from Operations

LAS VEGAS--(BUSINESS WIRE)--Aug. 16, 2005--Petrol Oil and Gas, Inc. (OTCBB:POIG - News) announced today operating results for its second quarter ended June 30, 2005. Petrol reported record revenue of $1,805,491, a 51.6% increase compared to $1,190,611 for the first quarter of 2005. Petrol had no revenue in the second quarter of 2004.

Petrol had a net loss for the second quarter of 2005 of $630,448, or $0.03 per share, compared to a loss of $679,589, or $0.04 per share for the same period in 2004. The 2005 second quarter loss included $648,932 in non-cash charges in connection with depreciation, depletion and amortization, the accretion of warrants issued in connection with long-term debt, the issuance of common stock to consultants for services and to lenders for the payment of accrued interest, which resulted in a positive cash flow generated from operations of $18,484 in 2005 compared to a negative cash flow from operations of $(108,370) for 2004.

For the six months ended June 30, 2005, Petrol had revenue of $2,996,102 compared to no revenue in the comparable period of 2004. Petrol had a net loss of $2,302,152, or $0.09 per share, compared to a loss in the year earlier period of $2,036,914, or $0.12 per share; a 25% decrease in loss per share. The fiscal 2005 loss included $2,597,606 in non-cash charges in connection with depreciation, depletion and amortization, the accretion of warrants issued in connection with long-term debt, the issuance of common stock to consultants for services and to lenders for the payment of accrued interest, which resulted in cash flow from operations of $295,454 in 2005 compared to a negative cash flow from operations of $(370,310) in 2004.

"In a relatively short period of time Petrol has acquired, enhanced and appropriately developed all of the elements necessary to create a successful oil and gas production company. This is most evident through increased production on our properties, and is further demonstrated by the significant growth in sequential quarter revenues," said Paul Branagan, Petrol's Chief Executive Officer. "We were fortunate to have acquired some attractive properties, such as Petrol-Neodesha, a 10,000 gross acres property that now includes 77 CBM producing wells generating approximately 3.0 million cubic feet of gas per day (2.17 Million cubic feet per day of net production to the Company). Early in the company's inception we amassed mineral leases in nearby Coffey County Kansas into a relatively contiguous 95,000 gross acre CBM prospect, our Coal Creek project, and we are in the negotiation stages of acquiring debt financing to begin its development. With continuing market pressure to produce more US based energy, Petrol is moving as quickly as possible to meet that need through the continued development of its resources. With strong energy prices, growing production and improved efficiencies through operating enhancements, Petrol is well positioned for future growth."

Readers are urged to review Petrol's second quarter Form 10-QSB, available on the SEC's website (www.sec.gov), for a discussion of Petrol's results of operations and review the second quarter 2005 financial statements.

Forward-Looking Statement: The statements in this press release regarding actual and anticipated revenues, any implied or perceived benefits from the Company's CBM assets, the development of the Coal Creek project, the Company's ability to acquire sufficient debt financing, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, availability of debt financing, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Petrol Oil and Gas, Inc.
Investor Information, 702-454-7318
www.petroloilandgas.com
or
CEOcast, Inc. for Petrol Oil and Gas
Ed Lewis, 212-732-4300 ext. 225

Source: Petrol Oil and Gas, Inc.